SPRINGWORKS THERAPEUTICS, INC. THIRD AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) dated February 23, 2023 (the “Effective Date”) of SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company”) amends and restates the previous Non-Employee Director Compensation Policy which became effective on February 23, 2022. The purpose of the Policy is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high- caliber directors who are not employees or officers of the Company. This Policy will apply to all non- employee directors of the Board (such directors, the “Eligible Directors”) of the Company (the “Board”). In furtherance of this purpose, except as otherwise provided in any written agreement between the Company and an Eligible Director, all Eligible Directors shall be paid compensation for services provided to the Company as set forth below: Cash Retainers Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board. No additional compensation for attending individual Board meetings. Additional Annual Retainer for Non-Executive Chair of the Board: $35,000 Additional Annual Retainers for Committee Membership: Audit Committee Chairperson: $20,000 Audit Committee member: $10,000 Compensation Committee Chairperson: $15,000 Compensation Committee member: $7,500 Nominating and Corporate Governance Committee Chairperson: $10,000 Nominating and Corporate Governance Committee member: $5,000 Research and Development Committee Chairperson $15,000 Research and Development Committee member $7,500 Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

All cash retainers will be paid quarterly, in arrears, or upon the earlier of resignation or removal of the Eligible Director. Cash retainers owing to Eligible Directors shall be annualized, meaning that with respect to Eligible Directors who join the Board during the calendar year. For purposes of this Policy, “Value” means with respect to any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718. Equity Retainers Initial Equity Grant: For each Eligible Director joining the Board after the Effective Date, upon his or her initial appointment to the Board, each such Eligible Director shall receive a one-time equity grant representing that number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) that has a Value equivalent to $900,000, with two-thirds of such value to be provided in stock options for shares of the Common Stock, whish shall vest in equal monthly installments over three years starting from the Eligible Director’s commencement on the Board, and one-third of such value to be provided in restricted stock awards, representing shares of Common Stock, which shall vest in equal annual installments over three years starting from the Eligible Director’s commencement on the Board, subject to, in each case, the Eligible Director’s continued service on the Board through each such vesting date. Annual Equity Grant: Immediately following each annual meeting of the Company’s stockholders, each continuing Eligible Director will receive an annual equity grant representing that number of shares of Common Stock that has a Value equivalent to $450,000, with two-thirds of such value to be provided in stock options for shares of Common Stock and one-third of such value to be provided in restricted stock awards, representing shares of Common Stock. Such annual equity grant shall vest on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders, subject to the Eligible Director’s continued service on the Board through such date. All of the foregoing equity grants will become immediately exercisable upon the death, disability of an Eligible Director or upon a Sale Event (as defined in the Company’s Amended and Restated 2019 Stock Option and Incentive Plan). In addition, Eligible Directors will have until the earlier of one year following cessation of service as a director or the original expiration date of the option to exercise the option (to the extent vested at the date of such cessation), provided that the Eligible Director has not been removed for cause. Any stock option granted to an Eligible Director pursuant to this Policy will be granted at an exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant (as defined in the Company’s Amended and Restated 2019 Stock Option and Incentive Plan).

Expenses The Company shall reimburse all reasonable out-of-pocket expenses incurred by Eligible Directors in attending Board and committee meetings.